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                                                                    EXHIBIT 12.1

                        AMERICA WEST HOLDINGS CORPORATION

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
            (IN THOUSANDS EXCEPT RATIO OF EARNINGS TO FIXED CHARGES)

                                              SIX MONTHS ENDED
                                                   JUNE 30,                              YEAR ENDED DECEMBER 31,
                                           -----------------------   --------------------------------------------------------------
                                              2002         2001         2001         2000         1999         1998         1997
                                           ----------   ----------   ----------   ----------   ----------   ----------   ----------
Computation of earnings:
Income (loss) before income taxes
   and extraordinary item ..............   $ (152,388)  $  (80,793)  $ (221,101)  $   24,743   $  206,150   $  194,346   $  140,001

Add:
   Interest expense including
      amortization of debt expense .....       37,130       10,423       27,456       16,193       23,387       27,170       32,672
   Interest portion of rent expense ....       67,474       75,664      152,392      142,252      121,722      110,125      102,805
                                           ----------   ----------   ----------   ----------   ----------   ----------   ----------
Income (loss), as adjusted .............   $  (47,784)  $    5,294   $  (41,253)  $  183,188   $  351,259   $  331,641   $  275,478
                                           ==========   ==========   ==========   ==========   ==========   ==========   ==========

Computation of fixed charges:
Interest expense including
   amortization of debt expense ........   $   37,130   $   10,423   $   27,456   $   16,193   $   23,387   $   27,170   $   32,672
Interest portion of rent expense .......       67,474       75,664      152,392      142,252      121,722      110,125      102,805
Capitalized interest ...................        2,587        6,547       12,509        9,026        6,100        4,852          553
                                           ----------   ----------   ----------   ----------   ----------   ----------   ----------

Fixed charges ..........................   $  107,191   $   92,634   $  192,357   $  167,471   $  151,209   $  142,147   $  136,030
                                           ==========   ==========   ==========   ==========   ==========   ==========   ==========

Ratio of earnings to fixed charges(1)(2)           --           --           --         1.09         2.32         2.33         2.03


(1) For the purpose of computing the ratio of earnings to fixed charges, "earnings" consist of income (loss) before income taxes and extraordinary item plus fixed charges less capitalized interest. "Fixed charges" consist of interest expense including amortization of debt expense, one-third of rent expense, which is deemed to be representative of an interest factor, and capitalized interest.

(2) Earnings for the six months ended June 30, 2002 and 2001 were inadequate to cover fixed charges by $155.0 million and $87.3 million, respectively. Earnings for the year ended December 31, 2001 were inadequate to cover fixed charges by $233.6 million.